CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sprout Social, Inc. of our report dated February 27, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sprout Social Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025. /s/ PricewaterhouseCoopers LLP  Chicago, Illinois  August 7, 2026 1